Exhibit 99.1

Lindblad Expeditions Holdings, Inc. Reports

2024 Third Quarter Financial Results

Third Quarter 2024 Highlights:

●	Total revenues increased 17% to $206.0 million

●	Net income available to stockholders increased $16.8 million

●	Adjusted EBITDA increased 35% to $45.8 million

●	Lindblad segment Available Guest Nights increased 6%

●	Net Yield per Available Guest Night increased 9% to $1,205 and Occupancy was 82%

●	Bookings to date for future travel increased 26% vs the same period in 2023

●	Further expanded land-based portfolio with the closing of the acquisition of Wineland-Thompson Adventures

NEW YORK, November 5, 2024 – Lindblad Expeditions Holdings, Inc. (NASDAQ: LIND; the “Company” or “Lindblad”), a global provider of expedition cruises and adventure travel experiences, today reported financial results for the third quarter ended September 30, 2024.

Sven Lindblad, Chief Executive Officer, said “Lindblad delivered a record third quarter as we continue to generate strong operating results across both our fleet and expanded land experiences portfolio. Looking ahead, this strong growth is poised to continue as current year bookings for future travel have reached record levels. Our focus continues to be on providing high quality travel experiences and strategically expanding our travel platform to capture this demand. We believe we are well positioned to deliver meaningful shareholder value in the years to come.”

THIRD QUARTER RESULTS

Tour Revenues

Third quarter tour revenues of $206.0 million increased $30.0 million, or 17%, as compared to the same period in 2023. The increase was driven by a $12.5 million increase at the Lindblad segment and a $17.5 million increase at the Land Experiences segment.

Lindblad segment tour revenues of $121.3 million increased $12.5 million, or 12%, compared to the third quarter a year ago. The increase was driven by a 6% increase in available guest nights due to greater fleet utilization, a 9% increase in net yield per available guest night to $1,205 due to higher pricing and an increase in occupancy to 82% from 81% as compared to the third quarter a year ago.

Land Experiences tour revenues of $84.7 million increased $17.5 million, or 26%, compared to the third quarter a year ago primarily due to an increase in guests traveled, higher pricing and the addition of Wineland-Thompson Adventures.

Net Income

Net income available to stockholders for the third quarter was $21.3 million, $0.36 per diluted share, as compared with net income available to stockholders of $4.5 million, $0.08 per diluted share, in the third quarter of 2023. The $16.8 million increase primarily reflects higher operating results, a $6.8 million tax benefit, $0.4 million of lower stock-based compensation expense and $0.2 million in foreign currency gains as compared with $0.5 million in foreign currency losses in the third quarter of 2023 partially offset by $2.2 million of higher depreciation and amortization driven by digital transformation projects implemented in 2023 and $1.1 million in transaction-related costs driven by the acquisition of Wineland-Thomson Adventures.

Adjusted EBITDA

Third quarter Adjusted EBITDA of $45.8 million increased $11.9 million as compared to the same period in 2023 driven by a $6.1 million increase at the Lindblad segment and a $5.7 million increase at the Land Experiences segment.

Lindblad segment Adjusted EBITDA of $26.2 million increased $6.1 million as compared to the same period in 2023, primarily due to increased tour revenues, partially offset by increased marketing spend to drive long-term growth initiatives, higher general and administrative costs primarily due to increased personnel costs and increased royalties associated with the expanded National Geographic agreement.

Land Experiences segment Adjusted EBITDA of $19.6 million increased $5.7 million as compared to the same period in 2023, due to increased tour revenues and the addition of Wineland-Thomson Adventures partially offset by increased operating and personnel costs, higher marketing spend to drive future growth, credit card fees and commission expense.

	For the three months ended September 30,				For the nine months ended September 30,
(In thousands)	2024	2023	Change	%	2024	2023	Change	%
Tour revenues:
Lindblad	$121,268	$108,750	$12,518	12%	$332,624	$311,660	$20,964	7%
Land Experiences	84,737	67,239	17,498	26%	163,494	132,523	30,971	23%
Total tour revenues	$206,005	$175,989	$30,016	17%	$496,118	$444,183	$51,935	12%
Operating (loss) income:
Lindblad	$11,680	$7,501	$4,179	56%	$10,092	$8,576	$1,516	18%
Land Experiences	17,801	12,975	4,826	37%	19,032	15,868	3,164	20%
Operating income	$29,481	$20,476	$9,005	44%	$29,124	$24,444	$4,680	19%
Adjusted EBITDA:
Lindblad	$26,238	$20,119	$6,119	30%	$53,429	$48,887	$4,542	9%
Land Experiences	19,574	13,831	5,743	42%	24,373	18,472	5,901	32%
Total adjusted EBITDA	$45,812	$33,950	$11,862	35%	$77,802	$67,359	$10,443	16%

Balance Sheet and Liquidity

The Company’s cash and cash equivalents and restricted cash were $224.6 million as of September 30, 2024, as compared with $187.3 million as of December 31, 2023. The increase primarily reflects $90.7 million in cash from operations due primarily to increased bookings for future travel, which was partially offset by $23.7 used in purchasing property and equipment, as well as, $16.7 million in cash used in the acquisition of additional ownership in Natural Habitat and DuVine.

As of September 30, 2024, the Company had a total debt position of $635.0 million and was in compliance with all of its applicable debt covenants.

Strategic Growth Initiatives

The Company announced that it has added two purpose-built Galápagos expedition vessels to join the Lindblad Expeditions-National Geographic fleet. The first of the two new ships, the National Geographic Gemini, is a 48-guest configuration featuring two unique dining venues and 24 outward-facing cabins, including 13 balcony suites. Even more intimate, the second vessel, the National Geographic Delfina, is a 16-guest, eight-cabin catamaran perfect for family vacations, affinity groups, and private charters. Following the expected closing of the transaction in January 2025, the ships will undergo revitalizations. Once complete, the ships will embody the spirit of adventure and extreme comfort, both synonymous with Lindblad Expeditions-National Geographic, and will celebrate the Company's deep connection to the islands, Ecuador, and its people. The vessels will embark on their inaugural voyages on February 14, 2025, and March 14, 2025, respectively.

The Company continues to expand its land-based experiential travel offerings and increase the addressable market. On July 31, 2024, the Company completed the acquisition Wineland-Thomson Adventures, Inc., an adventure travel group that primarily operates African safaris. The aggregate purchase price was $30 million and was financed through $24.0 million and $6.0 million in Lindblad stock. During April 2024, the Company increased its ownership of Natural Habitat to 90.1% for $15.2 million, as Mr. Bressler, Founder and CEO of Natural Habitat Adventures, exercised a portion of his put option, and we exercised a portion of our call option on DuVine, increasing our ownership to 75% for $1.5 million.

FINANCIAL OUTLOOK

The Company’s current expectations for the full year 2024 are as follows:

●	Tour revenues of $610 - $630 million

●	Adjusted EBITDA of $88 - $98 million

STOCK REPURCHASE PLAN

The Company currently has a $35.0 million stock repurchase plan in place. As of November 4, 2024, the Company had repurchased 875,218 shares and 6.0 million warrants under the plan for a total of $23.0 million and had $12.0 million remaining under the plan. As of November 4, 2024, there were 54.5 million shares common stock outstanding.

NON-GAAP FINANCIAL MEASURES

The Company uses a variety of operational and financial metrics, including non-GAAP financial measures such as Adjusted EBITDA, Occupancy, Net Yields and Net Cruise Costs, to enable it to analyze its performance and financial condition. The Company utilizes these financial measures to manage its business on a day-to-day basis and believes that they are the most relevant measures of performance. Some of these measures are commonly used in the cruise and tourism industry to evaluate performance. The Company believes these non-GAAP measures provide expanded insight to assess revenue and cost performance, in addition to the standard GAAP-based financial measures. There are no specific rules or regulations for determining non-GAAP measures, and as such, they may not be comparable to measures used by other companies within the industry.

The presentation of non-GAAP financial information should not be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The definitions of non-GAAP financial measures along with a reconciliation of non-GAAP financial information to GAAP are included in the supplemental financial schedules.

Conference Call Information

The Company has scheduled a conference call at 8:30 a.m. Eastern Time on November 5, 2024, to discuss the earnings of the Company. The conference call can be accessed by dialing 1-800-715-9871 (United States), 1-646-307-1963 (International).

The Access Code is 2974921. A replay of the call will be available at the Company’s investor relations website, investors.expeditions.com.

    About Lindblad Expeditions Holdings, Inc.

Lindblad Expeditions Holdings, Inc. (NASDAQ: LIND; the “Company”) is a leader in global expedition travel, offering immersive, educational journeys that span all seven continents through its six pioneering brands. Driven by a passion for the planet and the belief that there is always more to be discovered, the Company leads travelers to the farthest reaches of the world with an expansive portfolio of ship- and land-based expeditions. In collaboration with National Geographic, Lindblad Expeditions operates and sells the National Geographic-Lindblad Expeditions co-brand, which offers ship-based voyages that allow guests to explore remote destinations alongside scientists, naturalists, and with state-of-the-art exploration tools. In addition to its renowned modern expedition cruises, the Company’s award-winning land-based brands—including Natural Habitat Adventures, Off the Beaten Path, DuVine Cycling + Adventure Co., Classic Journeys, and Wineland-Thomson Adventures—provide extraordinary wildlife, cultural, and adventure-focused experiences. Together, these brands connect travelers with some of the planet’s most inspiring natural and cultural landscapes, fostering a deep appreciation for the world.

To learn more about Lindblad Expeditions Holdings, Inc., its growing portfolio of brands, and the Company’s commitment to responsible exploration, visit investors.expeditions.com.

Forward Looking Statements

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include the Company’s financial projections and may also generally be identified as such because the context of such statements will include words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or words of similar import. Similarly, statements that describe the Company’s financial guidance or future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause results to differ materially from those expected. It is not possible to predict or identify all such risks. There may be additional risks that we consider immaterial or which are unknown. These factors include, but are not limited to, the following: (i) adverse general economic factors, such as fluctuating or increasing levels of interest rates, taxes, inflation, unemployment and perceptions of these and similar conditions that decrease the level of disposable income of consumers or consumer confidence that negatively impact the ability or desire of people to travel; (ii) suspended operations, cancelling or rescheduling of voyages and other potential disruptions to our business and operations related to health pandemics, the civil unrest in Ecuador, the Israel-Hamas war, the Russia-Ukraine conflict, political unrest, terrorism, war, the impact of the November 2024 U.S. Presidential election, the denial and/or unavailability of ports of call, or another unexpected event in destinations we visit; (iii) events and conditions around the world, including war and other military actions, such as the civil unrest in Ecuador, the Israel-Hamas war, the current conflict between Russia and Ukraine, inflation, higher fuel prices, higher interest rates and other general concerns about the state of the economy or other events impacting the ability or desire of people to travel; (iv) increases in fuel prices, changes in fuels consumed and availability of fuel supply in the geographies in which we operate or in general; (v) the loss of key employees, our inability to recruit or retain qualified shoreside and shipboard employees and increased labor costs; (vi) the impact of delays or cost overruns with respect to anticipated or unanticipated drydock, maintenance, modifications or other required construction related to any of our vessels; (vii) unscheduled disruptions in our business due to civil unrest, travel restrictions, weather events, mechanical failures, pandemics or other events; (viii) changes adversely affecting the business in which we are engaged; (ix) management of our growth and our ability to execute on our planned growth, including our ability to successfully close merger and acquisition transactions and integrate acquisitions; (x) our business strategy and plans; (xi) our ability to maintain our relationships with National Geographic and/or World Wildlife Fund; (xii) compliance with new and existing laws and regulations, including environmental regulations and travel advisories and restrictions; (xiii) our substantial indebtedness and our ability to remain in compliance with the financial and/or operating covenants in such arrangements; (xiv) the impact of material litigation, enforcement actions, claims, fines or penalties on our business; (xv) the impact of severe or unusual weather conditions, including climate change, on our business; (xvi) adverse publicity regarding the travel and cruise industry in general; (xvii) loss of business due to competition; (xviii) the inability to meet or achieve our sustainability related goals, aspirations, initiatives, and our public statements and disclosures regarding them; (xiv) the result of future financing efforts; (xx) our common stock ranks junior to our Series A Convertible Preferred Stock with respect to dividends and amounts payable in the event of our liquidation, dissolution or winding-up of our affairs; and (xxi) those risks described in the Company’s filings with the SEC. Stockholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release, and the Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. More detailed information about factors that may affect the Company’s performance may be found in its filings with the SEC, which are available at http://www.sec.gov or at http://www.expeditions.com in the Investor Relations section of the Company’s website.

LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands, except share and per share data)

	As of September 30, 2024	As of December 31, 2023
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$193,881	$156,845
Restricted cash	30,694	30,499
Prepaid expenses and other current assets	63,275	57,158
Total current assets	287,850	244,502

Property and equipment, net	516,939	526,002
Goodwill	67,801	42,017
Intangibles, net	8,058	9,412
Other long-term assets	9,174	9,364
Total assets	$889,822	$831,297

LIABILITIES
Current Liabilities:
Unearned passenger revenues	$314,233	$252,199
Accounts payable and accrued expenses	70,327	65,055
Lease liabilities - current	1,554	1,923
Long-term debt - current``	-	47
Total current liabilities	386,114	319,224

Long-term debt, less current portion	624,501	621,778
Deferred tax liabilities	-	2,118
Other long-term liabilities	1,575	1,943
Total liabilities	1,012,190	945,063

Commitments and contingencies	-	-
Series A redeemable convertible preferred stock, 165,000 shares authorized; 62,000 shares issued and outstanding as of September 30, 2024 and December 31, 2023, respectively	76,968	73,514
Redeemable noncontrolling interests	27,542	37,784
	104,510	111,298

STOCKHOLDERS’ DEFICIT
Preferred stock, $0.0001 par value, 1,000,000 shares authorized; 62,000 Series A shares issued and outstanding as of September 30, 2024 and December 31, 2023, respectively	-	-
Common stock, $0.0001 par value, 200,000,000 shares authorized; 54,495,338 and 53,390,082 issued, 54,363,515 and 53,332,150 outstanding as of September 30, 2024 and December 31, 2023, respectively	6	5
Additional paid-in capital	107,739	97,139
Accumulated deficit	(334,623)	(322,208)
Total stockholders' deficit	(226,878)	(225,064)
Total liabilities, mezzanine equity and stockholders' deficit	$889,822	$831,297

LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(In thousands, except share and per share data)

(unaudited)

	For the three months ended September 30,		For the nine months ended September 30,
	2024	2023	2024	2023

Tour revenues	$206,005	$175,989	$496,118	$444,183

Operating expenses:
Cost of tours	104,488	95,590	262,430	245,293
General and administrative	34,300	30,015	100,835	85,589
Selling and marketing	25,003	19,387	66,042	55,197
Depreciation and amortization	12,733	10,521	37,687	33,660
Total operating expenses	176,524	155,513	466,994	419,739

Operating income	29,481	20,476	29,124	24,444

Other (expense) income:
Interest expense, net	(11,234)	(11,482)	(34,140)	(33,593)
Gain (loss) on foreign currency	203	(455)	(48)	46
Other income (expense)	1	(77)	9	(3,773)
Total other expense	(11,030)	(12,014)	(34,179)	(37,320)

Income (loss) before income taxes	18,451	8,462	(5,055)	(12,876)
Income tax (benefit) expense	(6,747)	3	(2,050)	1,587

Net income (loss)	25,198	8,459	(3,005)	(14,463)
Net income attributable to noncontrolling interest	2,683	2,821	3,125	3,742
Net income (loss) attributable to Lindblad Expeditions Holdings, Inc.	22,515	5,638	(6,130)	(18,205)
Series A redeemable convertible preferred stock dividend	1,168	1,098	3,455	3,255

Net income (loss) available to stockholders	$21,347	$4,540	$(9,585)	$(21,460)

Weighted average shares outstanding
Basic	54,097,365	53,309,336	53,662,237	53,227,642
Diluted	62,591,165	53,401,799	53,662,237	53,227,642

Undistributed income (loss) per share available to stockholders:
Basic	$0.39	$0.08	$(0.18)	$(0.40)
Diluted	$0.36	$0.08	$(0.18)	$(0.40)

LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(In thousands)

(unaudited)

	For the nine months ended September 30,
	2024	2023
Cash Flows From Operating Activities
Net loss	$(3,005)	$(14,463)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	37,687	33,660
Amortization of deferred financing costs and other, net	2,775	2,444
Amortization of right-to-use lease assets	705	1,074
Stock-based compensation	7,362	9,245
Deferred income taxes	(2,118)	1,241
Loss (gain) on foreign currency	48	(46)
Write-off of unamortized issuance costs related to debt refinancing	-	3,860
Changes in operating assets and liabilities
Prepaid expenses and other current assets	(2,221)	(633)
Unearned passenger revenues	48,440	5,467
Other long-term assets	(519)	(1,165)
Accounts payable and accrued expenses	2,256	(4,272)
Operating lease liabilities	(735)	(1,099)
Net cash provided by operating activities	90,675	35,313

Cash Flows From Investing Activities
Purchases of property and equipment	(23,647)	(22,723)
Acquisition (net of cash acquired)	(10,741)	-
Sale of securities	-	15,163
Net cash used in investing activities	(34,388)	(7,560)

Cash Flows From Financing Activities
Purchase of redeemable noncontrolling interest	(16,720)	-
Proceeds from long-term debt	-	275,000
Repayments of long-term debt	(78)	(205,704)
Payment of deferred financing costs	(21)	(7,455)
Repurchase under stock-based compensation plans and related tax impacts	(2,237)	(801)
Net cash (used in) provided by financing activities	(19,056)	61,040
Net increase in cash, cash equivalents and restricted cash	37,231	88,793
Cash, cash equivalents and restricted cash at beginning of period	187,344	116,024

Cash, cash equivalents and restricted cash at end of period	$224,575	$204,817

Supplemental disclosures of cash flow information:
Cash paid during the period:
Interest	$36,994	$30,369
Income taxes	-	388
Non-cash investing and financing activities:
Non-cash preferred stock dividend	$3,455	$3,255
Shares issued in connection with acquisition	6,000	-
Additional paid-in capital exercise proceeds of option shares	117	-
Additional paid-in capital exchange proceeds used for option shares	(117)	-

LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES
Supplemental Financial Schedules
(In thousands)
(unaudited)

Reconciliation of Net Income to Adjusted EBITDA Consolidated	For the three months ended September 30,		For the nine months ended September 30,
	2024	2023	2024	2023
Net income (loss)	$25,198	$8,459	$(3,005)	$(14,463)
Interest expense, net	11,234	11,482	34,140	33,593
Income tax expense	(6,747)	3	(2,050)	1,587
Depreciation and amortization	12,733	10,521	37,687	33,660
(Gain) loss on foreign currency	(203)	455	48	(46)
Other (income) expense	(1)	77	(9)	3,773
Stock-based compensation	2,529	2,953	7,362	9,245
Transaction-related costs	1,069	-	3,258	-
Reorganization costs	-	-	371	-
Other	-	-	-	10
Adjusted EBITDA	$45,812	$33,950	$77,802	$67,359

Reconciliation of Operating Income

to Adjusted EBITDA

Lindblad Segment	For the three months ended September 30,		For the nine months ended September 30,
	2024	2023	2024	2023
Operating income	$11,680	$7,501	$10,092	$8,576
Depreciation and amortization	11,761	9,665	34,992	31,155
Stock-based compensation	2,352	2,953	7,185	9,146
Transaction-related costs	445	-	789	-
Reorganization costs	-	-	371	-
Other	-	-	-	10
Adjusted EBITDA	$26,238	$20,119	$53,429	$48,887

Land Experiences Segment	For the three months ended September 30,		For the nine months ended September 30,
	2024	2023	2024	2023
Operating income	$17,801	$12,975	$19,032	$15,868
Depreciation and amortization	972	856	2,695	2,505
Stock-based compensation	177	-	177	99
Transaction-related costs	624	-	2,469	-
Adjusted EBITDA	$19,574	$13,831	$24,373	$18,472

LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES
Supplemental Financial Schedules
(In thousands, except for Available Guest Nights, Gross Yield, Net Yield and guest metrics)
(unaudited)

Reconciliation of Free Cash Flow to Net Cash Provided by Operating Activities	For the nine months ended September 30,
	2024	2023
Net cash provided by operating activities	$90,675	$35,313
Less: purchases of property and equipment	(23,647)	(22,723)
Free Cash Flow	$67,028	$12,590

	For the three months ended September 30,		For the nine months ended September 30,
	2024	2023	2024	2023
Available Guest Nights	91,293	85,959	254,651	243,329
Guest Nights Sold	74,845	69,903	199,982	192,052
Occupancy	82%	81%	79%	79%
Maximum Guests	11,225	10,613	30,501	29,113
Number of Guests	9,414	8,910	24,695	23,648
Voyages	137	129	380	359

Calculation of Gross and Net Yield per Available Guest Night	For the three months ended September 30,		For the nine months ended September 30,
	2024	2023	2024	2023
Guest ticket revenues	$109,140	$94,751	$295,727	$273,653
Other tour revenue	12,128	13,999	36,897	38,007
Tour Revenues	121,268	108,750	332,624	311,660
Less: Commissions	(5,212)	(6,732)	(13,791)	(19,996)
Less: Other tour expenses	(6,060)	(6,569)	(19,417)	(19,296)
Net Yield	$109,996	$95,449	$299,416	$272,368
Available Guest Nights	91,293	85,959	254,651	243,329
Gross Yield per Available Guest Night	$1,328	$1,265	$1,306	$1,281
Net Yield per Available Guest Night	1,205	1,110	1,176	1,119

	For the three months ended September 30,		For the nine months ended September 30,
	2024	2023	2024	2023
Operating income	$11,680	$7,501	$10,092	$8,576
Cost of tours	55,663	55,021	167,506	167,392
General and administrative	22,628	21,122	67,428	60,374
Selling and marketing	19,536	15,441	52,606	44,163
Depreciation and amortization	11,761	9,665	34,992	31,155
Less: Commissions	(5,212)	(6,732)	(13,791)	(19,996)
Less: Other tour expenses	(6,060)	(6,569)	(19,417)	(19,296)
Net Yield	$109,996	$95,449	$299,416	$272,368

LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES
Supplemental Financial Schedules
(In thousands, except for Available Guest Nights, Gross and Net Cruise cost Per Available Guest Night and guest metrics)
(unaudited)

Calculation of Gross and Net Cruise Cost	For the three months ended September 30,		For the nine months ended September 30,
	2024	2023	2024	2023
Cost of tours	$55,663	$55,021	$167,506	$167,392
Plus: Selling and marketing	19,536	15,441	52,606	44,163
Plus: General and administrative	22,628	21,122	67,428	60,374
Gross Cruise Cost	97,827	91,584	287,540	271,929
Less: Commissions	(5,212)	(6,732)	(13,791)	(19,996)
Less: Other tour expenses	(6,060)	(6,569)	(19,417)	(19,296)
Net Cruise Cost	86,555	78,283	254,332	232,637
Less: Fuel Expense	(5,460)	(5,434)	(19,895)	(19,939)
Net Cruise Cost Excluding Fuel	81,095	72,849	234,437	212,698
Non-GAAP Adjustments:
Stock-based compensation	(2,352)	(2,953)	(7,185)	(9,146)
Transaction-related costs	(445)	-	(789)	-
Reorganization costs	-	-	(371)	-
Other	-	-	-	(10)
Adjusted Net Cruise Cost Excluding Fuel	$78,298	$69,896	$226,092	$203,542
Adjusted Net Cruise Cost	$83,758	$75,330	$245,987	$223,481
Available Guest Nights	91,293	85,959	254,651	243,329
Gross Cruise Cost per Available Guest Night	$1,072	$1,065	$1,129	$1,118
Net Cruise Cost per Available Guest Night	948	911	999	956
Net Cruise Cost Excluding Fuel per Available Guest Night	888	847	921	874
Adjusted Net Cruise Cost Excluding Fuel per Available Guest Night	858	813	888	836
Adjusted Net Cruise Cost per Available Guest Night	917	876	966	918

Reconciliation of 2024 Adjusted EBITDA guidance:

(In millions)	Full Year 2024
Income before income taxes	$(27)	to	$(17)
Depreciation and amortization	50	to	48
Interest expense, net	49	to	49
Stock-based compensation	13	to	12
Other	3	to	6
Adjusted EBITDA	$88	to	$98

A reconciliation of net income to Adjusted EBITDA is not provided because the Company cannot estimate or predict with reasonable certainty certain discrete tax items, which could significantly impact that financial measure.

Operational and Financial Metrics

Adjusted EBITDA is net income (loss) excluding depreciation and amortization, net interest expense, other income (expense), income tax (expense) benefit, (gain) loss on foreign currency, (gain) loss on transfer of assets, reorganization costs, and other supplemental adjustments. Other supplemental adjustments include certain non-operating items such as stock-based compensation, executive severance costs, debt refinancing costs, acquisition-related expenses and other non-recurring charges. We believe Adjusted EBITDA, when considered along with other performance measures, is a useful measure as it reflects certain operating drivers of the business, such as sales growth, operating costs, selling and administrative expense, and other operating income and expense. We believe Adjusted EBITDA helps provide a more complete understanding of the underlying operating results and trends and an enhanced overall understanding of our financial performance and prospects for the future. Adjusted EBITDA is not intended to be a measure of liquidity or cash flows from operations or a measure comparable to net income as it does not take into account certain requirements, such as unearned passenger revenues, capital expenditures and related depreciation, principal and interest payments, and tax payments. Our use of Adjusted EBITDA may not be comparable to other companies within the industry.

The following metrics apply to the Lindblad segment:

Adjusted Net Cruise Cost represents Net Cruise Cost adjusted for Non-GAAP other supplemental adjustments which include certain non-operating items such as stock-based compensation, the National Geographic fee amortization and acquisition-related expenses.

Available Guest Nights is a measurement of capacity available for sale and represents double occupancy per cabin (except single occupancy for a single capacity cabin) multiplied by the number of cruise days for the period. We also record the number of guest nights available on our limited land programs in this definition.

Gross Cruise Cost represents the sum of cost of tours plus selling and marketing expenses, and general and administrative expenses.

Gross Yield per Available Guest Night represents tour revenues divided by Available Guest Nights.

Guest Nights Sold represents the number of guests carried for the period multiplied by the number of nights sailed within the period.

Maximum Guests is a measure of capacity and represents the maximum number of guests in a period and is based on double occupancy per cabin (except single occupancy for a single capacity cabin).

Net Cruise Cost represents Gross Cruise Cost excluding commissions and certain other direct costs of guest ticket revenues and other tour revenues.

Net Cruise Cost Excluding Fuel represents Net Cruise Cost excluding fuel costs.

Net Yield represents tour revenues less commissions and direct costs of other tour revenues.

Net Yield per Available Guest Night represents Net Yield divided by Available Guest Nights.

Number of Guests represents the number of guests that travel with us in a period.

Occupancy is calculated by dividing Guest Nights Sold by Available Guest Nights.

Voyages represent the number of ship expeditions completed during the period.